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                                                       EXHIBIT 12



                 VARCO INTERNATIONAL, INC.
                 STATEMENT RE COMPUTATIONS OF RATIOS
                 ($000'S)

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

                                            1998      1997      1996
                                      ------------------------------
Ratio of Earnings to Fixed Charges
----------------------------------
   Earnings:
     Pretax Income                     $91,157     $76,696   $38,088
     Plus:
       Interest Expense                  1,823       3,510     3,948
       Amortization of Debt
           Issuance Costs                  154         154       177
                                      ------------------------------

       Total                           $93,134     $80,360   $42,213
                                      ==============================


   Fixed Charges:
       Interest Expense                $ 1,823     $ 3,510   $ 3,948
       Amortization of Debt
           Issuance Costs                  154         154       177
                                      ------------------------------
       Total                           $ 1,977     $ 3,664   $ 4,125
                                      ==============================


   Ratio of Earnings to Fixed Charges    47.11       21.93     10.23

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